Exhibit 10.1

KEITH A. HARVEY

Chairman, Chief Executive Officer and President

January 7, 2026

Blain A. Tiffany

15031 Pinehurst Lane

Punta Gorda, FL 33982

Blain,

Thank you for your help and support facilitating the transition of your role and responsibilities and continuing to support the transition. Your contributions to Kaiser Aluminum Corporation (the “Company”) over the course of your career have been invaluable and working together to help ensure a successful and seamless transition of your role and responsibilities is one of our top priorities as we continue to work through our succession plans. With that as background, we wanted to use this opportunity to outline our agreement in regard to the transition.

Effective Date: The effective date of the transition will be January 1, 2026 (the “Effective Date”).

Transition of Title and Responsibilities: Upon the Effective Date, the “Company agrees and acknowledges that as a result of the appointment of a new Executive Vice President – Sales and Marketing as your successor all of your outstanding grants of restricted stock units and performance shares under the Company’s long-term incentive plans will remain outstanding without proration and otherwise subject to the terms and conditions of those grants.

Continued Employment: Following the Effective Date and as part of our efforts to help ensure a successful transition, we agree that you will remain an employee of the Company or one of its subsidiaries through your retirement on December 31, 2026 (the “Continued Employment Period”) as the Company’s Advisor to the Chief Executive Officer with no change to your base compensation, incentive compensation targets and benefits. Your final paycheck on December 31, 2026, will include payment through December 31, 2026, at your regular semi-monthly rate. This check will also include your accrued unused 2026 vacation. Except as otherwise contemplated by the terms of the applicable plans and agreements all of your benefits will otherwise end at the end of the Continued Employment Period.

Planned Transition: The Company and you agree that as a result of the planned transition and your resulting retirement as contemplated by this letter, no severance benefits are payable to you and that your participation in the Kaiser Aluminum Corporation Key Employee Severance Benefit Plan will terminate on the Effective Date.

1550 West McEwen Drive

Suite 500

Franklin, TN 37067

(629) 252-7044

Thank you for your help and support facilitating the transition of your role and continuing to support the transition. If you have any questions at all, please let me know. Otherwise, please return the signed letter to Jennifer Preston.

Sincerely,

/s/ Keith A. Harvey	January 7, 2026
Keith A. Harvey	Date
Chairman, President and Chief Executive Officer

/s/ Blain A. Tiffany	January 7, 2026
Blain A. Tiffany	Date